UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
____________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 27, 2015
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NOVATEL WIRELESS, INC.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	000-31659	86-0824673
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer identification number)
9645 Scranton Road
San Diego, California 92121
(Address of principal executive offices) (Zip Code)

(858) 812-3400
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 27, 2015, Alex Mashinsky, the Chief Executive Officer of Novatel Wireless, Inc. (the “Company”), was terminated without cause by the Board of Directors of the Company (the “Board”), effective immediately. In connection with such termination, Mr. Mashinsky will resign from the Board, effective as of October 27, 2015, and the authorized number of directors will be reduced from six to five. Mr. Mashinsky’s resignation from the Board is required under his employment arrangement with the Company, and is not the result of any disagreement with respect to the Company’s operations, policies or practices. In connection with his termination, Mr. Mashinsky will receive the applicable severance benefits provided in the Offer Letter, dated November 2, 2014, between the Company and Mr. Mashinsky.
On October 27, 2015, Sue Swenson, age 67, was appointed as the Company’s Chief Executive Officer, effective immediately. While serving in such capacity, Ms. Swenson will continue as the Board’s chairperson. Ms. Swenson has served as a director of the Company since June 2012 and as Chair of the Board since April 2014. Ms. Swenson has more than 20 years of executive management experience in the telecommunications industry and considerable experience serving on the boards of growing technology companies. Since 1994, she has been a director of Wells Fargo and sits on the bank’s Audit and Examination Committee and Governance and Nominating Committee. Ms. Swenson also serves as a director on the boards of Spirent Communications Plc, Harmonic, Inc., and FirstNet, and has previously served on boards of numerous public and private companies, including Leap Wireless International, mBlox, and Palm. Ms. Swenson retired in 2011 as President and Chief Executive Officer of Sage Software, Inc., a position she had held since 2008. Before joining Sage Software, Ms. Swenson held positions at a variety of telecom companies, including as Chief Operating Officer of Atrinsic, Inc. (formerly known as New Motion, Inc.), Chief Operating Officer of Amp’d Mobile, Inc., President and Chief Executive Officer of Leap Wireless International, Inc., and President and Chief Executive Officer of Cellular One.
There are no arrangements or understandings between Ms. Swenson and any other persons pursuant to which she was selected as the Company’s Chief Executive Officer. There are also no family relationships between Ms. Swenson and any director or executive officer of the Company, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
In connection with her appointment as the Company’s Chief Executive Officer, Ms. Swenson will be paid a cash salary of $1.00 per year. In addition, (a) she has been granted an option to purchase 951,550 shares of the Company’s common stock at an exercise price of $2.27 per share, the closing market price on the date of grant of October 29, 2015; provided, that this option cannot be exercised unless and until the price of the Company’s common stock is at least $3.41 per share, and (b) the Compensation Committee has agreed that she will be granted a second option to purchase 951,550 shares of the Company’s common stock on January 4, 2016 at an exercise price equal to the closing market price on that date (with no pricing conditions with respect to exercise). As long as Ms. Swenson remains employed by the Company each option award will vest over four years, with 25% of each option vesting on the first anniversary of the date of grant, and thereafter in thirty-six equal monthly installments. Each option will expire on the earlier of 10 years from the date of grant or 90 days after Ms. Swenson ceases to perform services in any capacity on behalf of the Company.
If Ms. Swenson’s employment as Chief Executive Officer is terminated by the Company (or by Ms. Swenson) at any time other than during a change in control period, then all vesting of the stock options described above will cease; provided, however, that if she is terminated by the Company prior to the one-year cliff vesting date, then vesting as to a portion of both options will accelerate. The number of shares that will vest will be equal to the number of full months Ms. Swenson has served as Chief Executive Officer divided by 48. Notwithstanding the foregoing, if Ms. Swenson’s employment is terminated by the Company without cause or by Ms. Swenson for good reason during a change in control period, then the vesting of stock options described above will accelerate such that 100% of any unvested portion of the options will immediately vest in full.
Upon the effective date of her appointment as Chief Executive Officer, Ms. Swenson will also be entitled to participate in certain Company-sponsored benefits, such as health insurance plans; provided, that she meets the respective plan eligibility requirements. Ms. Swenson will continue to vest in the equity awards previously granted to her in connection with her service as a director and she will remain the Board’s Chairperson, but she will no longer serve as a member of its Compensation Committee. Ms. Swenson’s cash compensation for service as a non-employee director will be pro-rated to the date she was appointed as Chief Executive Officer.
The Company expects to enter into one or more agreements with Ms. Swenson incorporating the foregoing compensation arrangements. Copies of such agreements will be filed with the Company’s Annual Report on Form 10-K for the year ending December 31, 2015, or an earlier filing with the Securities and Exchange Commission.

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits.

99.1	Press Release of Novatel Wireless, Inc. dated October 28, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novatel Wireless, Inc.

By:	/s/ Lance Bridges
Lance Bridges
Senior Vice President, General Counsel and Secretary

Date: November 2, 2015